Exhibit 99.5
BearingPoint Announces Investor Meeting on February 13
Provides Business Update for Q4 2006
McLean, Va., February 5, 2007— BearingPoint, Inc. (NYSE:BE), a leading global management and technology consulting firm, today announced it will hold an investor meeting on Feb. 13, 2007, at 8 a.m. ET in New York City at the Hilton Hotel located at 1335 Avenue of the Americas.
BearingPoint’s CEO, Harry You, stated, “I look forward to updating our shareholders on the progress we have made in our business over the past several months as well as our plans to become current in 2007. I am pleased that our fourth quarter 2006 metrics continue to demonstrate momentum in the marketplace and reflect progress against our growth objectives.”
Highlights of BearingPoint’s fourth-quarter 2006 performance include:
•	Bookings were $699 million in the fourth quarter of this year, bringing total bookings for the full year 2006 to $3.1 billion;
•	Voluntary total employee turnover was 21%, down from 28% in the third quarter 2006;
•	Total workforce utilization was 77.4%, up from 77.2% in the third quarter 2006; and
•	Billable headcount for the fourth quarter of 2006 stood at approximately 15,300, unchanged from the third quarter of 2006.
In addition, cash balances as of December 31, 2006, were approximately $389 million. Year-end cash balances were positively impacted by significant improvements in cash collections and timing of payment of certain outstanding year-end obligations.
At its investor meeting, the Company will also update its shareholders on a number of other topics, including additional highlights of its 2006 financial performance, expected sources and uses of cash for the first quarter of 2007, and recently approved equity and cash compensation plans for its managing directors and other high-performing senior-level employees.
Investors and Analysts wishing to attend the investor meeting are requested to send an email to IRMeeting@BearingPoint.com for the required registration form. For additional information, please contact the Investor Relations office at 908-607-2100 or IRMeeting@BearingPoint.com.

The investor meeting presentation will be accessible via a listen-only teleconference call and an audiocast beginning at 8 a.m. ET. To listen via telephone, please dial +1 (800) 399-6696 [+1 (706) 679-7614 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The audiocast will be available on the Investor Relations section of the BearingPoint Web site at www.bearingpoint.com.
Approximately two hours after the end of the call, a replay will be available online at www.bearingpoint.com and via telephone by dialing +1 (800) 642-1687 [+1 (706) 645-9291 outside the United States, Puerto Rico and Canada] and entering the pass code 7778422. The replay will remain available for two weeks following the event.
About BearingPoint, Inc.
BearingPoint, Inc. (NYSE: BE) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in 60 countries worldwide. Based in McLean, Va., the firm has over 17,000 employees and major practice areas focusing on the Public Services, Financial Services and Commercial Services markets. For nearly 100 years, BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. For more information, visit the Company’s website at www.BearingPoint.com.
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Forward Looking Statements
This release contains forward-looking statements. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “continue,” “expects,” “intends,” “plans,” “believes,” “in the Company’s view” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and which could materially and adversely affect the Company’s financial condition and results of operations. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may differ from the forward-looking statements for many reasons, including, without limitation, the following:
The Company’s continuing failure to file required periodic reports with the SEC could result in a loss of business, delisting from the New York Stock Exchange and defaults under the Company’s credit facility if it ceases to obtain extensions for these filings. The Company’s current cash resources might not be sufficient to meet its expected near-term cash needs (e.g., to settle lawsuits). The Company’s credit facility imposes a number of restrictions which may negatively affect its ability to finance future needs, or do so on favorable terms. If the Company violates these restrictions, the Company could be in default under the credit facility or other indebtedness. If the Company’s operating performance is materially and adversely affected, the Company may be required to post cash collateral to support obligations under its credit facility, as well as surety bonds, and the Company may be unable to obtain new surety bonds, letters of credit or bank guarantees in support of client engagements on acceptable terms. If the Company’s borrowings under the credit facility or debentures were to be accelerated, there would be a material and adverse effect on the Company’s financial condition. Downgrades of the Company’s credit ratings could materially and adversely affect its financial condition. Please refer to Item 1A, Risk Factors to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/ for additional information regarding risk factors.
Financial and Operational Notes
Bookings represent management’s initial, unaudited estimates of net fees that the company expects to realize over the life of a contract at the time the contract is executed, but limited to the funded value of those contracts, which, with respect to government contracts is typically one year. Subsequent cancellations, extension and other matters may impact the amount of bookings previously reported. Contract extension and increases in scope are treated as bookings only to the extent of the incremental new value. There are no third party standards or requirements governing the calculation of bookings. The company’s calculation involves estimates and judgments to gauge the extent of a client’s commitment, including the type and duration of the agreement, and the presence of termination charges or wind-down costs. The company is providing information regarding its new contract bookings because the company believes doing so provides useful trend information regarding changes in the volume of the company’s new business over time. However, the timing of large, new contract bookings can significantly affect the level of bookings in a particular quarter. Consequently, there may be a sharp increase in bookings in some quarters and not in others. Information regarding the company’s new bookings is not comparable to, nor should it be substituted for, an analysis of the company’s revenues over time. The majority of the company’s contracts are subject to termination by the client on short notice or without notice.
Total workforce utilization is a measure of how chargeable our consultants are to client engagements worldwide. Beginning in 2006, we modified the calculation to include the available hours of employees working on non-chargeable internal projects that had a general relationship to client matters, which will have the effect of lowering our reported utilization figure by an insignificant amount. We also furthered modified this calculation in 2006 by excluding the holiday and paid vacation time for our employees from the available hours figure. This will have the effect of raising the utilization rate but will make our reporting of this metric more consistent with how we believe our industry peer group measures utilization. This change is reflected in the workforce utilization information contained in this press release.
For Media:
Elizabeth (Betsy) Palmer
BearingPoint, Inc.
betsy.palmer@BearingPoint.com
Tel: (678) 731-2700
Mobile: (404) 242-4638
Elliot Sloane
Sloane & Company
Tel. 212 446-1860
esloane@sloanepr.com
For Investors:
Francesca Luthi
BearingPoint, Inc.
Francesca.luthi@bearingpoint.com
Tel: (908) 607-2100